Exhibit 10.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is made and entered into as of June 13, 2012 (“Effective Date”), between Advaxis, Inc. (“Company”) and Numoda Corporation (“Numoda”).

WITNESSETH

WHEREAS, the Company identifies and develops proprietary pharmaceutical products and transitions them from basic research (discovery) through clinical trials;

WHEREAS, the Company and Numoda have executed Project Agreements pursuant to which the Company has engaged Numoda to advance the development of its pharmaceutical product covered by protocols titled “A Randomized, Active Therapy Controlled Phase 2 Study to Assess the Safety and Efficacy of ADXS11-001 for the Treatment of Recurrent Cervix Cancer” and “A Randomized, Single Blind, Placebo Controlled Phase 2 Study to Assess the safety, Efficacy, and Immunogenicity of Lovaxin C for the Treatment of Cervical Intraepithelial Neoplasia Grade 2/3” through clinical trials (the “Clinical Trials”);

WHEREAS, the Company currently owes Numoda the amount of $3,632,127 under the agreements for services provided in the Clinical Trials (the “Account Receivable”); and

WHEREAS, Numoda agrees to receive Common Stock in the Company for a reduction of the Account Receivable for services provided in the Clinical Trials;

NOW, THEREFORE, in consideration of the mutual agreements, promises, and undertakings hereinafter set forth, the Company and Numoda agree as follows:

1. Stock Issuance. On the Effective Date of this Agreement, Company shall issue to Numoda 15,000,000 shares of Company’s Common Stock at a price per share of USD $0.15 (collectively, the “Shares”) in non-cash consideration for an immediate $2,250,000 credit against the Account Receivable. No later than five (5) business days after the Effective Date, Company shall deliver to Numoda a certificate representing the Shares. The Shares shall be without restrictions and registered by the Company within 30 business days, such that they may be freely resold by Numoda at any time thereafter without any additional registration or qualification. As holder of the Shares, Numoda shall be entitled to all of the same rights and privileges, including, without limitation, dividends and voting rights, as other holders of Company stock of the same class.

2. Redemption of Shares. Numoda shall hold the Shares for the purposes of security against the Company’s payment of the Account Receivable for twenty (20) calendar days from the Effective Date (“Redemption Period”), and Numoda shall not sell any Shares during the Redemption Period. During the Redemption Period, the Company may purchase back all or some of the Shares from Numoda at a price per share of USD $0.15; in which event, Numoda shall promptly redeem to the Company such re-purchased Shares. After the Redemption Period, the Company shall have no right of redemption, and Numoda shall have no restriction hereunder on reselling the Shares.

3. Notices. Notifications in connection with this Agreement shall be given or made in accordance with the requirements below. Any notice required or permitted to be given hereunder by either party hereunder shall be in writing and may be delivered personally or by a reputable overnight delivery service, or sent by registered or certified mail, return receipt requested, postage prepaid to the following addresses:

If to Numoda: Numoda Corporation, 601 Walnut Street, 9th Floor, Philadelphia, PA 19106 USA. Attention: John Boris, General Counsel.

If to Advaxis: Advaxis, Inc., 675 US Highway 1, Suite B113, North Brunswick, NJ 08902 USA. Attention: Thomas Moore, Chief Executive Officer.

Notices shall be effective upon receipt.

4. Representations and Warranties of the Company. The Company hereby represents and warrants to Numoda that as of the Effective Date:

(a)	Except as previously disclosed in the Company’s public securities filings, there is not pending or, to the best knowledge of the Company, threatened any suit, action or proceeding against or affecting the Company that might materially and adversely affect the business, operations, properties, assets, prospects or condition, financial or otherwise, of the Company.
(b)	Except as previously disclosed in the Company’s public securities filings, the Company is not a party to or bound by any contract, agreement, order or decree which materially adversely affects the business, operations, properties, assets, prospects or condition, financial or otherwise, of the Company.
(c)	The Company has all requisite power and authority to enter into and perform this Agreement and to deliver the Shares hereunder. All corporate action on the part of Company necessary for the execution of this Agreement, for the performance of Company’s obligations hereunder and for the sale of the Shares has been taken, and no further consents, licenses, permissions, authorizations, registrations or qualifications from or with any party or any governmental entity are necessary for the Company to execute this Agreement, perform its obligations hereunder and deliver the Shares to Numoda. This Agreement is duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; and
(d)	The Shares as delivered to Numoda shall be duly and validly issued, fully paid and non-assessable, and free of all liens, encumbrances and restrictions.

5. Representations and Warranties of Numoda. Numoda hereby represents and warrants to the Company that Numoda has all requisite power and authority to enter into and perform this Agreement. All corporate action on the part of Numoda necessary for the execution of this Agreement, for the performance of Numoda’s obligations hereunder and for the purchase of the Shares has been taken, and no further consents, licenses, permissions, authorizations, registrations or qualifications from or with any party or any governmental entity are necessary for Numoda to execute this Agreement and perform its obligations hereunder. This Agreement is duly executed and delivered by Numoda and constitutes a legal, valid and binding obligation of Numoda, enforceable against Numoda in accordance with its terms.

6. Survival. The representations and warranties set forth in Section 4 and 5 hereof shall survive for two years and one day after the Effective Date.

7. Indemnification. The Company on one hand and Numoda on the other hand each indemnify and hold harmless the other and its officers, directors, employees and agents, if any (the “Indemnitee(s)”) from and against all costs, losses, liabilities, damages, claims, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements, and any other amounts arising from any and all claims, demands, or proceedings incurred or accrued by an Indemnitee as a result of a breach by the indemnifying party of its representations, warranties or obligations under this Agreement. The indemnification provided by this Section 7 shall be in addition to any other rights to which the Indemnitee(s) may be entitled under any agreement, as a matter of law or equity or otherwise, and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee(s). Subject to the foregoing sentence, the provisions of this Section 7 are for the benefit of the Indemnitee(s) and shall not be deemed to create any rights for the benefit of any other persons.

8. General Provisions. This Agreement is intended to set forth the full and complete understanding of the parties. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, and exclusive venue for adjudication of any disputes relating hereto shall be in the federal and state courts for the County of Philadelphia, Pennsylvania.

9. Prior Agreement. The parties hereto hereby agree that certain Security Agreement, dated June 8, 2012, by and between the parties hereto is hereby terminated and shall be null and void, ab initio.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

NUMODA CORPORATION

By: /s/ Mary Schaheen Name and Title: Mary Schaheen, Chairman and CEO

ADVAXIS, INC.

By: /s/ Thomas Moore Name and Title: Thomas Moore, Chairman and CEO